Exhibit 5.2

         , 2025

Hartford Creative Group, Inc.

Sheng-Yih Chang

8832 Glendon Way

Rosemead, California 91770

Re:	Hartford Creative Group, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Hartford Creative Group, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on or about the date hereof (such registration statement, as so amended, the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended, relating to the sale by the Company of an aggregate of up to [●] shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”). The Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act. The Shares are being offered, sold, and issued under the terms of an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and R.F. Lafferty & Co., Inc. and Craft Capital Management LLC, acting as the representatives of the several underwriters.

We have examined the Registration Statement, the Prospectus, instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We note that the Company has reserved, and assume that the Company will continue to reserve, sufficient authorized shares of its shares of Common Stock to allow for the issuance of the Shares pursuant to the terms of the Underwriting Agreement and exercise of the over-allotment option granted to the underwriters, as applicable.

This opinion is limited to the Nevada Revised Statutes, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Hartford Creative Group, Inc.

          , 2025

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and when issued in accordance with the Prospectus, the Underwriting Agreement and the agreements contemplated thereby in consideration for not less than the initial public offering price set forth in the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is not to be relied upon for any other purpose. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

WOODBURN AND WEDGE

By:
Shawn G. Pearson